EXHIBIT 99




For Immediate Release



Friday, May 7, 2004

Contact: David G. Ratz, Executive Vice President & COO or Ron J. Copher, CFO
                  (740) 286-3283
Oak Hill Financial Subsidiary Awarded New Markets Tax Credit Allocation

Jackson, Ohio - Oak Hill Financial, Inc. (Nasdaq: OAKF) announced that Oak Hill Banks Community Development Corp. (OHBCDC), a wholly owned subsidiary, has been selected to receive allocations of New Markets Tax Credits (NMTC).


Administered by the Community Development Financial Institutions Fund of the U.S. Department of the Treasury, the NMTC program is aimed at stimulating economic and community development and job creation in low-income communities. The program provides tax credits to investors who make qualified equity investments in privately managed investment vehicles called "community development entities" (CDEs). In turn, CDEs are required to invest the proceeds of the qualified equity investments in low-income communities, which are defined as those census tracts with poverty rates of greater than 20 percent and/or median family incomes that are less than or equal to 80 percent of the area median family income.


The credit provided to the investor totals 39 percent of the investment in a CDE and is claimed over a seven-year credit allowance period. In each of the first three years, the investor receives a credit equal to five percent of the total amount paid for the stock or capital interest at the time of purchase. For the final four years, the value of the credit is six percent annually.


In Oak Hill's case, the company's primary subsidiary, Oak Hill Banks, will invest up to $20 million in OHBCDC. In return, Oak Hill Banks will be eligible to earn tax credits equal to 39% of the amount invested over the next seven years.


Nationally, 271 organizations applied for NMTC allocations. Oak Hill was one of 62 organizations selected to receive a total of $3.5 billion in tax credit allocations.


OHBCDC will utilize its NMTC allocation to provide loans to businesses located in nine Appalachian counties in rural southern Ohio. It will also provide financial counseling as part of the lending process and through a formal program of community business workshops. The NMTC allocation will allow OHBCDC to provide short-term and long-term loans to a variety of businesses with non-conventional, non-conforming terms and conditions, including reduced fees, extended repayment terms, and below-market interest rates.


Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Its subsidiaries, Oak Hill Banks and Action Finance Company, operate 26 full-service banking offices, five bank loan production offices, and six consumer finance offices in 15 counties across southern and central Ohio. A third subsidiary, Oak Hill Financial Insurance Agency, provides group health plans and other insurance services to private and public-sector organizations throughout the same region. The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions.


Forward-Looking Statements Disclosure


This release contains certain forward-looking statements related to the future performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company's future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.